Exhibit 99.1

THOMAS PPROPERTIES GROUP AND BRANDYWINE REALTY TRUST AGREE TO

ESTABLISH PARTNERSHIP FOR COMMERCE SQUARE

August 25, 2010 – Thomas Properties Group, Inc. (NASDAQ: TPGI) and Brandywine Realty Trust (NYSE: BDN) have agreed to establish a partnership to own Commerce Square, located at 2001 and 2005 West Market Street in Philadelphia, PA. Currently owned solely by Thomas Properties Group, the twin 41-story office towers comprise 1.9 million square feet of Class A office space. Brandywine will contribute a total of $25 million of preferred equity to the partnerships that own One Commerce Square and Two Commerce Square, and will become a 25% limited partner in both properties. Brandywine’s preferred equity will be invested $5 million at closing with the balance invested by December 31, 2012. The transaction is subject to customary closing conditions and both parties expect a closing in the fourth quarter of 2010.

The Brandywine capital will be invested in maintaining Commerce Square’s trophy status, with renovations to the buildings’ operating systems, common areas and tenant amenities. Brandywine’s equity will be used in various capital projects, including upgrades that are intended to achieve LEED status for both properties.

James A. Thomas, Chairman and CEO of TPGI, stated: “This new alliance with Brandywine will bring a highly respected company with deep roots in Philadelphia into partnership with us in Commerce Square and will provide substantial capital to improve these premier properties and maintain their position among the highest quality buildings in Center City Philadelphia. Brandywine and our firm share common values and objectives and we are confident this will be a mutually beneficial partnership.”

“Brandywine is delighted to be making a preferred investment into Commerce Square, one of Philadelphia’s central business district trophy-class properties,” said Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “Our investment in this project’s value-enhancement program will be overseen by the seasoned TPG team, ensuring a continuation of this project’s long, successful track record and preeminent market position.”

Commerce Square is currently over 89 percent leased and its tenants include Delaware Investments, Ernst & Young LLP, Grant Thornton LLP, McCormick Taylor Co., The Pew Charitable Trusts, PricewaterhouseCoopers, Reliance Standard Life Insurance, Stradley Ronon, TD Bank and Wolters Kluwer Health. One Commerce Square and Two Commerce Square were developed by a TPGI predecessor company in 1987 and 1992, respectively. Designed by preeminent architect Henry N. Cobb, senior design partner and founder of Pei Cobb Freed & Partners, the property is comprised of 1.85 million square feet of office space and 47,000 square feet of retail space. The towers encircle the award-winning Court at Commerce Square designed by world-renowned landscape architect Laurie Olin in collaboration with Pei Cobb Freed & Partners.

TPGI’s wholly-owned affiliates will remain the sole general partners in each partnership and will continue as property manager and leasing agent for Commerce Square.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops, manages and has ownership interests in a primarily Class A, suburban and urban office portfolio, inclusive of the Commerce JV, comprising 321 properties and 36.3 million square feet, including 239 properties and 26.0 million square feet owned on a consolidated basis. For more information, please visit our website at www.brandywinerealty.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI and BDN believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s and BDN’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, their ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of their tenants, risks associated with the success of their development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in TPGI’s and BDN’s Forms 10-K for the year ended December 31, 2009 and in TPGI’s and BDN’s quarterly reports on Form 10-Q for 2010, which are filed with the SEC. TPGI and BDN disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.